Exhibit 99.1
AMERICAN SHARED HOSPITAL SERVICES
FOURTH QUARTER REVENUE INCREASED 19%
OPERATING INCOME INCREASED TO A NEW RECORD
San Francisco, CA, February 22, 2006 — AMERICAN SHARED HOSPITAL SERVICES (AMEX,PCX:AMS), the leading provider of Gamma Knife® radiosurgery services, today announced financial results for the fourth quarter and 2005, highlighted by a 19% increase in fourth quarter revenue and record operating income.
Fourth Quarter Results
For the three months ended December 31, 2005, revenue increased 19% to $4,650,000 compared to $3,910,000 for the same period last year. Operating income increased for the 20th consecutive quarter to a record $914,000, and pre-tax income increased 9% compared to the prior-year period.
Net income for fourth quarter 2005 increased to $479,000, or $0.09 per diluted share. This compares to net income for fourth quarter 2004 of $386,000, or $0.08 per diluted share. The effective tax rate for the fourth quarter 2005 was 30% compared to 38% for the same period in 2004, primarily reflecting adjustments to the estimated state income tax effective rates.
At December 31, 2005, AMS reported working capital of $2,423,000, cash, cash equivalents and short-term securities of $5,835,000, and long-term securities of $2,797,000. At December 31, 2004, cash, cash equivalents and short-term securities were $9,078,000 and the Company held no long-term securities. Shareholders’ equity increased to $18,320,000 compared to $17,546,000 at December 31, 2004.
2005 Results
For the twelve months ended December 31, 2005, revenue increased 11% to $18,231,000 from $16,389,000 for 2004. Operating income increased 6% to a record $3,471,000 from $3,278,000 for the prior year. Income before income taxes increased 6%, to $2,547,000 from $2,397,000 a year earlier.
Net income for 2005 decreased to $1,767,000, or $0.35 per diluted share, from $1,985,000, or $0.39 per diluted share, for 2004, reflecting primarily a reduction in income tax benefit for 2005 compared to 2004.
Operations Review
“Growth in 2005 was driven by the addition of three new Gamma Knife units to our portfolio during the year, as well as higher same-center treatment volume. Profitability also benefited from our focus on effective cost management at the corporate level and at our 21 Gamma Knife units now in operation,” said Ernest A. Bates, M.D., Chairman and Chief Executive Officer.
“As a leader in the market for Gamma Knife units and other advanced therapeutic equipment, AMS has an outstanding long-term growth opportunity. While we were disappointed that we did not enter into any new contracts in 2005, we continue to work through the sales process with several potential new clients and we are confident that contracts will be awarded to AMS soon. We continue to explore opportunities for Gamma Knife units, the latest Intensity Modulated Radiation Therapy (IMRT) and Image Guided Radiation Therapy (IGRT) equipment and our proprietary Operating Room for the 21st Century concept. We are optimistic about the outlook for 2006,” Dr. Bates added.

Earnings Conference Call
American Shared has scheduled a conference call at 4:00 pm EDT (1:00 pm PDT) today. To participate in the live call, dial 800-471-6718 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company’s website, www.ashs.com, or through CCBN, www.earnings.com. A replay will be available for 30 days at these same internet addresses, or by calling 888-843-8996, pass code 13832223.
About AMS
American Shared Hospital Services is building a profitable medical services company in an underserved niche — turnkey technology solutions for advanced radiosurgical procedures. The Company’s core business is supplying hospitals with the Gamma Knife — a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Gamma Knife, the gold standard in radiosurgery, reduces surgical risk and patient discomfort, resulting in a shorter hospital stay and lower risk of complications. In most cases, Gamma Knife patients resume their normal activities within a few days of treatment, compared to weeks or months for patients who undergo conventional surgery. More than 250,000 patients worldwide have already received this treatment. American Shared Hospital Services is the world leader in providing Gamma Knife radiosurgery services.
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife business and the risks of developing its IMRT and The Operating Room for the 21st Century® programs. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Report on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 16, 2005.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, Ph.D., (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE Fourth Quarter 2005 Financial Results	February 22, 2006 Page 3

		Summary of Operations Data

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004
Revenue	$4,650,000	$3,910,000	$18,231,000	$16,389,000
Costs of revenue	2,273,000	1,951,000	9,072,000	7,887,000

Gross margin	2,377,000	1,959,000	9,159,000	8,502,000
Selling & administrative expense	965,000	618,000	3,613,000	2,963,000
Interest expense	498,000	534,000	2,075,000	2,261,000

Operating income	914,000	807,000	3,471,000	3,278,000
Interest & other income	73,000	38,000	202,000	102,000
Minority interest expense	(302,000)	(219,000)	(1,126,000)	(983,000)

Income before income taxes	685,000	626,000	2,547,000	2,397,000
Income tax expense	206,000	240,000	780,000	412,000

Net income	$479,000	$386,000	$1,767,000	$1,985,000

Earnings per common share:
Basic	$0.10	$0.08	$0.36	$0.46

Assuming dilution	$0.09	$0.08	$0.35	$0.39

	Balance Sheet Data

	12/31/2005	12/31/2004

Cash and cash equivalents	$1,298,000	$8,121,000
Securities-current maturities	$4,537,000	$957,000
Current assets	$10,709,000	$12,672,000
Securities-long term	$2,797,000	$0
Total assets	$48,668,000	$47,106,000

Current liabilities	$8,286,000	$7,955,000
Shareholders’ equity	$18,320,000	$17,546,000